Exhibit 99.1

Ceva, Inc. Announces First Quarter 2025 Financial Results

●	Total revenue of $24.2 million, up 10% year-over-year
●

11 license agreements concluded in the quarter, including Wi-Fi 7 deal with long-term strategic connectivity customer, edge AI NPU for automotive ADAS and spatial audio software for wireless headsets for a leading PC OEM

●	Powered 420 million devices in the quarter, up 13% year-over-year
●	Customer milestone: leading U.S. OEM successfully ramped in-house 5G modem integrating Ceva IP

ROCKVILLE, MD., May 7, 2025 – Ceva, Inc. (NASDAQ: CEVA), the leading licensor of silicon and software IP that enables Smart Edge devices to connect, sense and infer data more reliably and efficiently, today announced its financial results for the first quarter ended March 31, 2025.

Total revenue for the first quarter of 2025 was $24.2 million, compared to $22.1 million reported for the first quarter of 2024. Licensing and related revenue for the first quarter of 2025 was $15.0 million, compared to $11.4 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2025 was $9.2 million, compared to $10.7 million reported for the first quarter of 2024.

Amir Panush, Chief Executive Officer of Ceva, commented: “I am pleased with the continued progress we made in our licensing business this quarter, further solidifying our edge AI strategy and reinforcing key customer engagements across our IP portfolio. While royalty revenue was below expectations, we are encouraged by the adoption and successful implementation of our IP in a leading U.S. OEM's in-house 5G modem launched in the quarter. Additionally, the Wi-Fi 7 design win with a long-term wireless connectivity customer and new licensees for our edge AI and spatial audio IPs are incremental drivers for future royalty growth.”

During the quarter, eleven IP licensing agreements were concluded, targeting a wide range of end markets and applications, including edge AI NPU for automotive ADAS, Wi-Fi 7 connectivity for AIoT, Bluetooth 6 and Wi-Fi 6 for combo connectivity products, 5G cellular IoT for industrial devices, audio for consumer devices and spatial audio for PC headsets. Two of the deals signed were with first-time customers.

GAAP gross margin for the first quarter of 2025 was 86%, as compared to 89% in the first quarter of 2024. GAAP operating loss for the first quarter of 2025 was $4.4 million, as compared to a GAAP operating loss of $5.0 million for the same period in 2024. GAAP net loss for the first quarter of 2025 was $3.3 million, as compared to a GAAP net loss of $5.4 million reported for the same period in 2024. GAAP diluted loss per share for the first quarter of 2025 was $0.14, as compared to GAAP diluted loss per share of $0.23 for the same period in 2024.

Non-GAAP gross margin for the first quarter of 2025 was 87%, as compared to 90% for the same period in 2024. Non-GAAP operating income for the first quarter of 2025 was $0.3 million, as compared to non-GAAP operating loss of $0.8 million reported for the first quarter of 2024. Non-GAAP net income and diluted income per share for the first quarter of 2025 were $1.4 million and $0.06, respectively, compared with non-GAAP net loss and diluted loss per share of $1.3 million and $0.05, respectively, reported for the first quarter of 2024.

Yaniv Arieli, Chief Financial Officer of Ceva, stated: “We experienced a shortfall in royalty revenue in the quarter due to a combination of soft low-cost smartphone shipments and an industrial customer who had a slower product ramp-up than in the prior year. We remain focused on operating efficiency and having the agility to navigate challenges arising from market uncertainty.”

Ceva Conference Call

On May 7, 2025, Ceva management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants : Dial 1-844-435-0316 (Access Code : Ceva)
●	International Participants: Dial +1-412-317-6365 (Access Code: Ceva)

The conference call will also be available live via webcast at the following link: https://app.webinar.net/GvAklQElMmj. Please go to the web site at least fifteen minutes prior to the call to register.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 9176597) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 14, 2025. The replay will also be available at Ceva's web site at www.ceva-ip.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding drivers for revenue growth, Ceva’s ability to navigate challenges from market uncertainty. The risks, uncertainties and assumptions that could cause differing Ceva results include: the effect of intense industry competition; the ability of Ceva's technologies and products incorporating Ceva's technologies to achieve market acceptance; Ceva's ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; Ceva's ability to diversify its royalty streams and license revenues; Ceva's ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets; instability and disruptions related to the ongoing Israel-Gaza conflict; and general market conditions and other risks relating to Ceva's business, including, but not limited to, those that are described from time to time in our SEC filings. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

Non-GAAP gross margin for the first quarters of 2025 and 2024 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million.

Non-GAAP operating income for the first quarter of 2025 excluded: (a) equity-based compensation expenses of $4.3 million, (b) the impact of the amortization of acquired intangibles of $0.2 million and (c) $0.1 million of costs associated with a business acquisition. Non-GAAP operating loss for the first quarter of 2024 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.3 million of costs associated with a business acquisition.

Non-GAAP net income and diluted income per share for the first quarter of 2025 excluded: (a) equity-based compensation expenses of $4.3 million, (b) the impact of the amortization of acquired intangibles of $0.2 million, (c) $0.1 million of costs associated with a business acquisition and (d) $0.1 million loss associated with the remeasurement of marketable equity securities. Non-GAAP net loss and diluted loss per share for the first quarter of 2024 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, (c) $0.3 million of costs associated with a business acquisition and (d) $0.1 million loss associated with the remeasurement of marketable equity securities.

About Ceva, Inc.

At Ceva, we are passionate about bringing new levels of innovation to the smart edge. Our wireless communications, sensing and Edge AI technologies are at the heart of some of today’s most advanced smart edge products. From wireless connectivity IPs (Bluetooth, Wi-Fi, UWB and 5G platform IP), to scalable Edge AI NPU IPs and sensor fusion solutions, we have the broadest portfolio of IP to connect, sense and infer data more reliably and efficiently. We deliver differentiated solutions that combine outstanding performance at ultra-low power within a very small silicon footprint. Our goal is simple – to deliver the silicon and software IP to enable a smarter, safer, and more interconnected world. This philosophy is in practice today, with Ceva powering more than 19 billion of the world’s most innovative smart edge products from AI-infused smartwatches, IoT devices and wearables to autonomous vehicles and 5G mobile networks.

Our headquarters are in Rockville, Maryland with a global customer base supported by operations worldwide. Our employees are among the leading experts in their areas of specialty, consistently solving the most complex design challenges, enabling our customers to bring innovative smart edge products to market.

Ceva is committed to being a responsible and respected global corporate citizen and a more sustainable company in the countries where we have operations and employees. We adhere to our Code of Business Conduct and Ethics and emphasize and focus on environmental controls, resource conservation and recycling and the welfare of our employees.

Ceva: Powering the Smart Edge™

Visit us at www.ceva-ip.com and follow us on LinkedIn, X, YouTube, Facebook, and Instagram.

For more information, contact:

Yaniv Arieli Ceva, Inc. CFO +972.9.961.3770 yaniv.arieli@ceva-ip.com	Richard Kingston Ceva, Inc. VP Market Intelligence, Investor & Public Relations +1.650.220.1948 richard.kingston@ceva-ip.com

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2025	2024
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$15,042	$11,414
Royalties	9,203	10,658

Total revenues	24,245	22,072

Cost of revenues	3,487	2,503

Gross profit	20,758	19,569

Operating expenses:
Research and development, net	17,609	17,991
Sales and marketing	3,449	2,816
General and administrative	3,933	3,572
Amortization of intangible assets	149	150
Total operating expenses	25,140	24,529

Operating Loss	(4,382)	(4,960)
Financial income, net	2,100	1,257
Remeasurement of marketable equity securities	(54)	(60)

Loss before taxes on income	(2,336)	(3,763)
Taxes on Income	991	1,685

Net Loss	$(3,327)	$(5,448)

Basic and diluted net loss per share	$(0.14)	$(0.23)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	23,764	23,508
Diluted	23,764	23,508

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended
	March 31,
	2025	2024
	Unaudited	Unaudited
GAAP net loss	$(3,327)	$(5,448)
Equity-based compensation expense included in cost of revenues	159	203
Equity-based compensation expense included in research and development expenses	2,466	2,007
Equity-based compensation expense included in sales and marketing expenses	566	365
Equity-based compensation expense included in general and administrative expenses	1,132	996
Amortization of intangible assets	208	278
Costs associated with business acquisition	144	280
loss associated with the remeasurement of marketable equity securities.	54	60
Non-GAAP net income (loss)	$1,402	$(1,259)
GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) and income (loss) per share (in thousands)	23,764	23,508
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	1,618	-
Weighted-average number of Common Stock used in computation of diluted net income (loss) per share, excluding the above (in thousands)	25,382	23,508

GAAP diluted loss per share	$(0.14)	$(0.23)
Equity-based compensation expense	$0.18	$0.15
Amortization of intangible assets	$0.01	$0.01
Costs associated with business acquisition	$0.01	$0.01
Loss associated with the remeasurement of marketable equity securities	$0.00	$0.01
Non-GAAP diluted income (loss) per share	$0.06	$(0.05)

	Three months ended
	March 31,
	2025	2024
	Unaudited	Unaudited
GAAP Operating loss	$(4,382)	$(4,960)
Equity-based compensation expense included in cost of revenues	159	203
Equity-based compensation expense included in research and development expenses	2,466	2,007
Equity-based compensation expense included in sales and marketing expenses	566	365
Equity-based compensation expense included in general and administrative expenses	1,132	996
Amortization of intangible assets	208	278
Costs associated with business acquisition	144	280
Total non-GAAP Operating Income (loss)	$293	$(831)

	Three months ended
	March 31,
	2025	2024
	Unaudited	Unaudited

GAAP Gross Profit	$20,758	$19,569
GAAP Gross Margin	86%	89%

Equity-based compensation expense included in cost of revenues	159	203
Amortization of intangible assets	59	128
Total Non-GAAP Gross profit	20,976	19,900
Non-GAAP Gross Margin	87%	90%

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2025	2024 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$18,814	$18,498
Marketable securities and short-term bank deposits	139,534	145,146
Trade receivables, net	15,088	15,969
Unbilled receivables	25,731	21,240
Prepaid expenses and other current assets	17,818	15,488
Total current assets	216,985	216,341
Long-term assets:
Severance pay fund	7,132	7,161
Deferred tax assets, net	1,171	1,456
Property and equipment, net	6,578	6,877
Operating lease right-of-use assets	5,281	5,811
Investment in marketable equity securities	258	312
Goodwill	58,308	58,308
Intangible assets, net	1,669	1,877
Other long-term assets	12,609	10,805
Total assets	$309,991	$308,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$2,527	$1,125
Deferred revenues	2,954	3,599
Accrued expenses and other payables	21,645	23,207
Operating lease liabilities	2,003	2,598
Total current liabilities	29,129	30,529
Long-term liabilities:
Accrued severance pay	7,395	7,365
Operating lease liabilities	2,829	2,963
Other accrued liabilities	1,506	1,535
Total liabilities	40,859	42,392
Stockholders’ equity:
Common stock	24	24
Additional paid in-capital	262,857	259,891
Treasury stock	-	(3,222)
Accumulated other comprehensive loss	(1,108)	(1,330)
Retained earnings	7,359	11,193
Total stockholders’ equity	269,132	266,556
Total liabilities and stockholders’ equity	$309,991	$308,948

(*) Derived from audited financial statements.